DURHAM, JONES & PINEGAR, P.C.
                         50 South Main Street, Suite 800
                           Salt Lake City, Utah 84144

                                February 15, 2000

Fonix Corporation
Eagle Gate Tower, Suite 1225
60 East South Temple Street
Salt Lake City, Utah  84111

     Re: Registration Statement on Form S-8 relating to Fonix Corporation Revised 1998 Stock Option and Incentive Plan (the "Plan") Consultant Compensation Contracts

Dear Sirs:

     We have acted as counsel for Fonix Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the following: (i) an aggregate of up to 20,000,000 shares of the Company's Class A Common Stock, par value $.0001 per share (the "Shares"), which may be issued to directors, officers and key consultants of the Company pursuant to the terms of the Plan; (ii) up to 1,000,000 shares of the Company's Class A Common Stock, par value $.0001 per share, to be awarded to consultants of the Company pursuant to written consulting agreements; and (iii) up to 1,000,000 shares of the Company's Class A Common Stock, par value $.0001 per share, subject to stock warrants granted to consultants of the Company pursuant to written consulting agreements.

     In connection with the foregoing, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed.

     Based upon the foregoing and in reliance thereon, it is our opinion that the Shares described in the above-referenced Registration Statement, when issued pursuant to the terms of the Plan, the Consultant Warrants, or the Consulting Agreements, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the prospectus to be delivered thereunder. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Sincerely,

                                  DURHAM, JONES & PINEGAR, P.C.


                                  /s/ DURHAM, JONES & PINEGAR, P.C.